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                     June 23, 2020

       Matthew P. Jordan
       Chief Financial Officer
       RMR Group Inc.
       Two Newton Place
       255 Washington Street, Suite 300
       Newton, MA 02458-1634

                                                        Re: RMR Group Inc.
                                                            Form 10-K for the
Year Ended September 30, 2019
                                                            File No. 001-37616
                                                            Filed November 22,
2019

       Dear Mr. Jordan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services